Exhibit 99.1

O S H K O S H  C O R P O R A T I O N

F O R   I M M E D I A T E   R E L E A S E

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

OSHKOSH CORPORATION REPORTS FISCAL 2020

SECOND QUARTER RESULTS

Declares Quarterly Cash Dividend of $0.30 Per Share

OSHKOSH, WI - (April 29, 2020) - Oshkosh Corporation (NYSE: OSK), a leading innovator of mission-critical vehicles and equipment, today reported fiscal 2020 second quarter net income of $68.6 million, or $0.99 per diluted share, compared to $128.5 million, or $1.82 per diluted share, in the second quarter of fiscal 2019. Results for the second quarter of fiscal 2020 included an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Excluding these charges, fiscal 2020 second quarter adjusted1 net income was $86.5 million, or $1.25 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the second quarter of fiscal 2020 decreased 9.7 percent to $1.80 billion compared to the second quarter of fiscal 2019 as a result of significantly lower sales in the access equipment segment and lower fire & emergency segment sales, offset in part by higher defense segment sales.

Consolidated operating income in the second quarter of fiscal 2020 decreased 23.9 percent to $133.6 million, or 7.4 percent of sales, compared to $175.6 million, or 8.8 percent of sales, in the second quarter of fiscal 2019. The decrease in consolidated operating income was primarily due to lower consolidated sales volume and an adverse product mix, offset in part by lower incentive compensation accruals and lower intangible asset amortization.

[1]

This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

“The COVID-19 pandemic has affected the daily lives of people around the world, and I am proud of the way our team members have continued to safely manufacture our products that are used by so many front-line professionals,” stated Wilson R. Jones, Oshkosh Corporation President and Chief Executive Officer. “We delivered adjusted1 earnings per share of $1.25 on sales of $1.8 billion during a challenging period for all companies. We remain committed to delivering mission-critical fire trucks, defense vehicles, refuse collection vehicles, concrete mixers and access equipment for those everyday heroes that build, serve and protect communities around the world.

“Oshkosh delivers essential products and services and we have large customer backlogs in both our defense and fire & emergency segments, providing good visibility for these businesses well into fiscal 2021. Despite excellent visibility in these two segments, we are facing uncertain demand in the access equipment and commercial segments as well as potential disruptions with supply chain continuity and team member availability in all of our segments. Our integrated supply chain is collaborating across the world to pursue alternatives with our supply partners and communicate frequently with our people to mitigate these risks.

“We quickly responded to uncertainties caused by COVID-19 to our customers, our suppliers and our business as well by reducing production levels and implementing a company-wide cost reduction plan that targets $80 million to $100 million in savings for the second half of fiscal 2020. The plan includes lower salaries, with executives and board members taking larger decreases; furloughs; temporary plant shutdowns; reduced travel expenses and project and other discretionary spending reductions.

“We believe these are the right actions for our Company as we stay nimble and close to our team members, customers and suppliers. Our balance sheet is strong and our liquidity of approximately $1.2 billion at March 31 positions us well to navigate through the global pandemic. I am confident that Oshkosh will emerge stronger as we work to get to the other side of this global crisis,” said Jones.

Factors affecting second quarter results for the Company’s business segments included:

Access Equipment - Access equipment segment net sales in the second quarter of fiscal 2020 decreased 29.8 percent to $693.0 million. The decrease in sales was due to lower market demand, due in large part to the global economic shutdown as a result of COVID-19 and, to a lesser extent, rental company customers slowing down their capital expenditures after two years of strong fleet growth.

Access equipment segment operating income in the second quarter of fiscal 2020 decreased 40.9 percent to $70.8 million, or 10.2 percent of sales, compared to $119.8 million, or 12.1 percent of sales, in the second quarter of fiscal 2019. The decrease in operating income was primarily due to the impact of lower sales volume and adverse absorption as a result of a planned slowdown in production, offset in part by lower incentive compensation accruals, lower intangible asset amortization and favorable product mix.

Defense - Defense segment net sales for the second quarter of fiscal 2020 increased 26.4 percent to $615.0 million due to the continued ramp up of Joint Light Tactical Vehicle program sales to the U.S. government, offset in part by lower Family of Heavy Tactical Vehicle program sales.

Defense segment operating income in the second quarter of fiscal 2020 increased 11.5 percent to $58.2 million, or 9.5 percent of sales, compared to $52.2 million, or 10.7 percent of sales, in the second quarter of fiscal 2019. The increase in operating income was due to the impact of higher sales volume, offset in part by adverse product mix, higher warranty expense and higher new product development investments.

Fire & Emergency - Fire & emergency segment net sales for the second quarter of fiscal 2020 decreased 9.7 percent to $255.6 million due to delayed deliveries resulting from a supplier quality issue and travel restrictions related to COVID-19 that prevented customers from inspecting and accepting vehicles.

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

Fire & emergency segment operating income in the second quarter of fiscal 2020 decreased 44.0 percent to $20.5 million, or 8.0 percent of sales, compared to $36.6 million, or 12.9 percent of sales, in the second quarter of fiscal 2019. The decrease in operating income was largely a result of adverse product mix, the impact of lower sales volume and manufacturing inefficiencies, offset in part by improved pricing.

Commercial - Commercial segment net sales for the second quarter of fiscal 2020 decreased 0.5 percent to $236.7 million on lower front-discharge concrete mixer volume due to the ramp-up of production of a new model, offset in large part by higher refuse collection vehicles sales. Refuse collection vehicles sales in the second quarter of the prior year were negatively impacted by a partial roof collapse due to extreme snow accumulation at the segment’s primary refuse collection vehicle manufacturing facility.

Commercial segment operating income in the second quarter of fiscal 2020 increased 3.8 percent to $8.1 million, or 3.4 percent of sales, compared to $7.8 million, or 3.3 percent of sales, in the second quarter of fiscal 2019. The increase in operating income was primarily due to the absence of the weather-related production disruptions experienced in the prior year quarter, offset by higher litigation costs and start-up costs related to the launch of a new concrete mixer model.

Corporate - Corporate operating costs in the second quarter of fiscal 2020 decreased $16.8 million to $24.0 million primarily as a result of lower management incentive compensation accruals, lower new product development spending and a decrease in post-retirement liabilities.

Interest Expense Net of Interest Income - Interest expense net of interest income in the second quarter of fiscal 2020 increased $9.0 million to $20.7 million. The second quarter of fiscal 2020 included $8.5 million of debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes.

Provision for Income Taxes - The Company recorded income tax expense in the second quarter of fiscal 2020 of $38.3 million, or 35.8 percent of pre-tax income, compared to $36.2 million, or 21.9 percent of pre-tax income, in the second quarter of fiscal 2019. Excluding the tax impact of debt extinguishment costs of $2.0 million as well as a valuation allowance on deferred tax assets in Europe, adjusted1 income tax expense in the second quarter of fiscal 2020 was $28.9 million, or 25.0 percent of adjusted pre-tax income.

Share Repurchases - The Company repurchased 421,984 shares of Common Stock for $31.4 million in the second quarter of fiscal 2020. Cumulative share repurchases benefited earnings per share in the second quarter of fiscal 2020 by $0.03 compared to the second quarter of fiscal 2019.

Six-month Results

The Company reported net sales for the first six months of fiscal 2020 of $3.49 billion and net income of $144.3 million, or $2.09 per diluted share. This compares with net sales of $3.79 billion and net income of $237.5 million, or $3.33 per diluted share, in the first six months of 2019. Results for the first six months of fiscal 2020 included an after-tax charge of $6.5 million associated with debt extinguishment costs incurred in connection with the refinancing of the Company’s senior notes and a valuation allowance on deferred tax assets in Europe of $11.4 million. Results for the first six months of fiscal 2019 included a $7.0 million tax charge related to an adjustment of the repatriation tax required under tax legislation passed in the United States in December 2017. Excluding these charges, adjusted1 net income was $162.2 million, or $2.35 per diluted share, and $244.5 million, or $3.43 per diluted share for the first six months of fiscal 2020 and 2019, respectively. The reduction in net income for the first six months of fiscal 2020 compared to the first six months of fiscal 2019 was the result of the impact of lower consolidated sales volumes; an adverse product mix; larger cumulative catch-up adjustments on contracts in the defense segment in the first six months of fiscal 2019, primarily as a result of the relative size of orders received in the two periods; higher selling, general and administrative costs; and higher new product development spending, offset in part by improved price/cost dynamics, lower incentive compensation accruals and lower intangible asset amortization. Cumulative share repurchases benefited earnings per share in the first six months of fiscal 2020 by $0.09 compared to the first six months of fiscal 2019.

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.30 per share of Common Stock. The dividend will be payable on May 29, 2020, to shareholders of record as of May 15, 2020.

Conference Call

The Company will host a conference call at 9:00 a.m. EDT this morning to discuss its fiscal 2020 second quarter results. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EDT this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the overall impact of the COVID-19 pandemic on the Company’s business, results of operations and financial condition, including the ultimate geographic spread of the COVID-19 pandemic; the duration and severity of the COVID-19 pandemic; actions that may be taken by governmental authorities to address or otherwise mitigate the impact of the COVID-19 pandemic; the potential negative impacts of the COVID-19 pandemic on global economies and the Company’s customers and suppliers; the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; the Company’s ability to predict the level and timing of orders for indefinite delivery/indefinite quantity contracts with the U.S. federal government; risks related to reductions in government expenditures in light of U.S. defense budget pressures and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather, natural disasters or pandemics that may affect the Company, its suppliers or its customers; performance issues with suppliers or subcontractors; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; risks that a trade war and related tariffs could reduce the competitiveness of the

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

Company’s products; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, mission-critical equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs more than 15,000 team members worldwide, all united behind a common cause: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, Oshkosh® Defense, McNeilus®, IMT®, Jerr-Dan®, Frontline™, Oshkosh® Airport Products, CON-E-CO® and London™. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net sales	$1,796.7	$1,990.2	$3,491.8	$3,793.6
Cost of sales	1,504.3	1,632.3	2,909.9	3,107.4
Gross income	292.4	357.9	581.9	686.2

Operating expenses:
Selling, general and administrative	157.4	173.0	330.8	331.6
Amortization of purchased intangibles	1.4	9.3	8.4	18.5
Total operating expenses	158.8	182.3	339.2	350.1
Operating income	133.6	175.6	242.7	336.1

Other income (expense):
Interest expense	(22.3)	(13.7)	(35.4)	(27.4)
Interest income	1.6	2.0	2.9	4.2
Miscellaneous, net	(5.8)	1.2	(6.2)	—
Income before income taxes and earnings (losses) of unconsolidated affiliates	107.1	165.1	204.0	312.9
Provision for income taxes	38.3	36.2	59.0	75.9
Income before earnings (losses) of unconsolidated affiliates	68.8	128.9	145.0	237.0
Equity in earnings (losses) of unconsolidated affiliates	(0.2)	(0.4)	(0.7)	0.5
Net income	$68.6	$128.5	$144.3	$237.5

Earnings per share:
Basic	$1.00	$1.84	$2.12	$3.37
Diluted	0.99	1.82	2.09	3.33

Basic weighted-average shares outstanding	68,281,213	70,042,761	68,189,216	70,761,437
Dilutive equity-based compensation awards	590,811	714,033	717,059	675,685
Diluted weighted-average shares outstanding	68,872,024	70,756,794	68,906,275	71,437,122

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	March 31, 2020	September 30, 2019
Assets
Current assets:
Cash and cash equivalents	$403.9	$448.4
Receivables, net	873.8	1,082.3
Unbilled receivables, net	506.1	549.5
Inventories, net	1,655.9	1,249.2
Other current assets	93.9	78.9
Total current assets	3,533.6	3,408.3
Property, plant and equipment:
Property, plant and equipment	1,356.5	1,360.9
Accumulated depreciation	(804.8)	(787.3)
Property, plant and equipment, net	551.7	573.6
Goodwill	995.9	995.7
Purchased intangible assets, net	423.9	432.3
Other long-term assets	356.8	156.4
Total assets	$5,861.9	$5,566.3

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities	$4.9	$—
Accounts payable	726.1	795.5
Customer advances	593.0	382.0
Payroll-related obligations	121.9	183.6
Income taxes payable	27.0	73.5
Other current liabilities	332.1	307.3
Total current liabilities	1,805.0	1,741.9
Long-term debt, less current maturities	817.4	819.0
Other long-term liabilities	550.5	405.6
Commitments and contingencies
Shareholders’ equity	2,689.0	2,599.8
Total liabilities and shareholders’ equity	$5,861.9	$5,566.3

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Six Months Ended March 31,
	2020	2019
Operating activities:
Net income	$144.3	$237.5
Depreciation and amortization	50.6	57.1
Stock-based compensation expense	17.7	15.3
Deferred income taxes	11.4	3.4
(Gain) loss on sale of assets	(9.9)	0.7
Foreign currency transaction (gains) losses	(1.5)	1.7
Loss on extinguishment of debt	8.5	—
Other non-cash adjustments	0.9	(0.5)
Changes in operating assets and liabilities	(157.2)	(162.2)
Net cash provided by operating activities	64.8	153.0

Investing activities:
Additions to property, plant and equipment	(57.5)	(50.6)
Additions to equipment held for rental	(10.9)	(12.2)
Proceeds from sale of equipment held for rental	32.5	6.6
Other investing activities	(1.2)	(0.1)
Net cash used by investing activities	(37.1)	(56.3)

Financing activities:
Proceeds from the issuance of debt	303.9	—
Repayment of debt	(300.0)	—
Debt extinguishment and issuance costs	(9.6)	—
Repurchases of Common Stock	(49.3)	(202.3)
Dividends paid	(40.9)	(38.3)
Proceeds from exercise of stock options	23.6	8.6
Other financing activities	(0.8)	—
Net cash used by financing activities	(73.1)	(232.0)

Effect of exchange rate changes on cash	0.9	2.6
Decrease in cash and cash equivalents	(44.5)	(132.7)
Cash and cash equivalents at beginning of period	448.4	454.6
Cash and cash equivalents at end of period	$403.9	$321.9

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended March 31,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$273.7	$—	$273.7	$463.5	$—	$463.5
Telehandlers	217.6	—	217.6	319.5	—	319.5
Other	201.7	—	201.7	204.6	—	204.6
Total access equipment	693.0	—	693.0	987.6	—	987.6

Defense	614.6	0.4	615.0	486.2	0.5	486.7

Fire & Emergency	253.4	2.2	255.6	279.0	4.2	283.2

Commercial
Concrete placement	89.7	—	89.7	115.3	—	115.3
Refuse collection	115.2	—	115.2	92.0	—	92.0
Other	30.1	1.7	31.8	29.8	0.8	30.6
Total commercial	235.0	1.7	236.7	237.1	0.8	237.9
Corporate and intersegment eliminations	0.7	(4.3)	(3.6)	0.3	(5.5)	(5.2)
	$1,796.7	$—	$1,796.7	$1,990.2	$—	$1,990.2

	Six Months Ended March 31,
	2020			2019
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access Equipment
Aerial work platforms	$579.7	$—	$579.7	$801.2	$—	$801.2
Telehandlers	419.0	—	419.0	589.0	—	589.0
Other	412.2	—	412.2	423.9	—	423.9
Total access equipment	1,410.9	—	1,410.9	1,814.1	—	1,814.1

Defense	1,107.2	0.9	1,108.1	950.0	0.8	950.8

Fire & Emergency	513.4	4.6	518.0	570.2	8.5	578.7

Commercial
Concrete placement	165.4	—	165.4	197.0	—	197.0
Refuse collection	231.1	—	231.1	201.2	—	201.2
Other	62.4	2.0	64.4	60.5	1.4	61.9
Total commercial	458.9	2.0	460.9	458.7	1.4	460.1
Corporate and intersegment eliminations	1.4	(7.5)	(6.1)	0.6	(10.7)	(10.1)
	$3,491.8	$—	$3,491.8	$3,793.6	$—	$3,793.6

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Operating income (loss):
Access Equipment	$70.8	$119.8	$139.8	$186.2
Defense	58.2	52.2	89.1	123.3
Fire & Emergency	20.5	36.6	51.5	76.5
Commercial	8.1	7.8	25.9	26.5
Corporate and intersegment eliminations	(24.0)	(40.8)	(63.6)	(76.4)
	$133.6	$175.6	$242.7	$336.1

	March 31,
	2020	2019
Period-end backlog:
Access Equipment	$844.4	$1,548.2
Defense	3,407.3	3,087.9
Fire & Emergency	1,330.3	1,093.9
Commercial	400.2	448.9
	$5,982.2	$6,178.9

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Oshkosh Corporation Reports Results for Fiscal 2020 Second Quarter

April 29, 2020

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Interest expense net of interest income (GAAP)	$20.7	$11.7	$32.5	$23.2
Loss on extinguishment of debt	(8.5)	—	(8.5)	—
Adjusted interest expense net of interest income (non-GAAP)	$12.2	$11.7	$24.0	$23.2

Provision for income taxes (GAAP)	$38.3	$36.2	$59.0	$75.9
Tax benefit related to loss on extinguishment of debt	2.0	—	2.0	—
Valuation allowance on deferred tax assets	(11.4)	—	(11.4)	—
Repatriation tax	—	—	—	(7.0)
Adjusted provision for income taxes (non-GAAP)	$28.9	$36.2	$49.6	$68.9

Net income (GAAP)	$68.6	$128.5	$144.3	$237.5
Loss on extinguishment of debt, net of tax	6.5	—	6.5	—
Valuation allowance on deferred tax assets	11.4	—	11.4	—
Repatriation tax	—	—	-	7.0
Adjusted net income (non-GAAP)	$86.5	$128.5	$162.2	$244.5

Earnings per share-diluted (GAAP)	$0.99	$1.82	$2.09	$3.33
Loss on extinguishment of debt, net of tax	0.10	—	0.10	—
Valuation allowance on deferred tax assets	0.16	—	0.16	—
Repatriation tax	—	—	—	0.10
Adjusted earnings per share-diluted (non-GAAP)	$1.25	$1.82	$2.35	$3.43

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